UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 24, 2019

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 272-6269

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2019, Adverum Biotechnologies, Inc. announced that Thomas Leung has been appointed as Adverum’s new Chief Financial Officer, effective April 24, 2019 (the “Commencement Date”). In that role, Mr. Leung is Adverum’s principal financial officer and principal accounting officer, and Leone Patterson, Adverum’s Chief Executive Officer, has ceased to be Adverum’s principal financial officer and principal accounting officer.

Mr. Leung, age 38, most recently served as vice president, business operations at Counsyl, Inc., a genetic screening company acquired by Myriad Genetics, Inc., where he held leadership roles in finance, strategy, billing operations and sales operations from August 2013 to April 2019. Prior to Counsyl, Mr. Leung served as a Vice President of TPG Capital in San Francisco and Hong Kong, where he was responsible for sourcing investments, executing acquisitions and financings and managing portfolio companies. Mr. Leung began his career in investment banking at Morgan Stanley & Co. He holds an M.B.A. from Harvard Business School and received a B.S. in economics and biomedical engineering from Yale University.

In connection with Mr. Leung’s appointment as Chief Financial Officer, Mr. Leung and Adverum have entered into an at-will employment agreement dated February 27, 2019 (the “Offer Letter”). Under the terms of the Offer letter, Mr. Leung will receive an annual base salary of $370,000 and will be eligible for an annual target bonus equal to 40% of his base salary earned during the bonus year based on the attainment of certain individual and corporate performance objectives to be determined by Adverum’s compensation committee each year.

In addition, pursuant to the terms of the Offer Letter, on the Commencement Date Adverum granted Mr. Leung a stock option to purchase up to 450,000 shares of Adverum’s common stock (the “Option”) pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4) and Adverum’s 2017 Inducement Plan, as amended and restated, as an inducement that is material to Mr. Leung in connection with his employment with Adverum. The Option has a per share exercise price equal to the closing sales price of Adverum’s common stock on Nasdaq on the Commencement Date. The Option will vest as to 25% of the total shares subject to the Option on the first anniversary of the Commencement Date, and as to 1/48 of the total shares subject to the Option each month thereafter, so that the Option will be fully vested and exercisable as of the fourth anniversary of the Commencement Date.

Adverum and Mr. Leung entered into a Change in Control and Severance Agreement (the “Severance Agreement”). Pursuant to the Severance Agreement, in the event of a Covered Termination (a termination of Mr. Leung’s employment by Adverum without cause, or by Mr. Leung for specified reasons, as defined in the Severance Agreement) more than three months prior to a Change in Control (as defined in the Severance Agreement) or more than twelve months after a Change in Control, Mr. Leung will be entitled to (i) nine months of base salary and (ii) up to nine months of continued healthcare coverage. In the event of a Covered Termination within the period commencing three months prior to a Change in Control and ending twelve months following a Change in Control, Mr. Leung will be entitled to (i) an amount equal to the sum of (x) twelve months of base salary and (y) the target annual bonus for the year in which such termination occurs, payable in a lump sum, (ii) up to 12 months of continued healthcare coverage and (iii) the accelerated vesting of all of his outstanding equity awards. The benefits described above are conditioned upon Mr. Leung executing and not revoking a release of claims against Adverum.

The foregoing descriptions of the Offer Letter and Severance Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which will be filed as exhibits to Adverum’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVERUM BIOTECHNOLOGIES, INC.

Date: April 24, 2019	By:	/s/ Leone Patterson
Leone Patterson, Chief Executive Officer